Exhibit 1.1

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2013-4) NOTES

TERMS AGREEMENT

(REOPEN)

Dated: June 5, 2013

To:	CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank”)

Re:	Underwriting Agreement dated May 1, 2013

Series Designation:    CHASEseries

Underwriter:

The Underwriter named on Schedule I attached hereto is the “Underwriter” for the purpose of this Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Additional Class A(2013-4) Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$235,000,000	One-month LIBOR plus 0.10% per annum	100.00000%[1]

Interest Payment Dates: The 15th of each month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing June 17, 2013.

Indenture: The Third Amended and Restated Indenture, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing

[1]	The price to public set forth above does not include accrued interest from May 23, 2013 to but excluding the Closing Date for these Additional Class A(2013-4) Notes, which must be paid by the purchasers of these Additional Class A(2013-4) Notes on the Closing Date.

Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and acknowledged and accepted by the Bank, as Transferor, Servicer and Administrator.

Indenture Supplement: The Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2013-4) Terms Document, dated as of May 23, 2013, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Supplemental Indenture: The Supplemental Indenture with respect to Additional Class A(2013-4) Notes, to be dated as of June 11, 2013, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007, among the Bank, as Transferor, Servicer and Administrator, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, as amended.

First USA Pooling and Servicing Agreement: The Third Amended and Restated Pooling and Servicing Agreement, dated as of December 19, 2007, between the Bank, as Transferor and Servicer, and BNY Mellon Trust of Delaware, as trustee (the “FUSA Master Trust Trustee”).

First USA Series Supplement: The Amended and Restated Series 2002-CC Supplement, dated as of October 15, 2004, between the Bank, as Transferor and Servicer, and the FUSA Master Trust Trustee.

Purchase Price:

The purchase price payable by the Underwriter for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Additional Class A(2013-4) Notes: 99.80000%

Registration Statement:    333-170794

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriter’s discounts and commissions, the selling concessions that the Underwriter may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Additional Class A(2013-4) Notes, shall be as follows:

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Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.20000%	0.12000%	0.06000%

Underwriter’s Information: The information furnished by the Underwriter through the Representative for purposes of subsection 8(b) of the Underwriting Agreement consists of the chart and the third and seventh paragraphs under the heading “Underwriting” in the Prospectus Supplement.

Most Recent Quarterly Filing Date: May 1, 2013.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriter, the Bank and the Issuing Entity hereby agree that the Closing Date shall be June 11, 2013 at 10:00 a.m., New York Time.

Applicable Time: 11:35 a.m. (New York Time) on June 5, 2013.

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

Payment for the Notes:

The Underwriter agrees, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite its name on Schedule I hereto. In addition, on the Closing Date, the Underwriter will provide the Issuing Entity with $36,746.95, which has been paid by the purchasers of the Additional Class A(2013-4) Notes covered by this Agreement on the Closing Date, representing accrued interest from May 23, 2013 to but excluding the Closing Date.

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J.P. MORGAN SECURITIES LLC, as Underwriter

By:	/s/ Alexander D. Wiener
	Name:	Alexander D. Wiener
	Title:	Executive Director

Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ David A. Penkrot
	Name:	David A. Penkrot
	Title:	Senior Vice President

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Beneficiary on behalf of the Issuing Entity

By:	/s/ David A. Penkrot
	Name:	David A. Penkrot
	Title:	Senior Vice President

Chase Issuance Trust

CHASEseries Class A(2013-4) REOPEN Terms Agreement

Signature Page

SCHEDULE I

UNDERWRITER

$235,000,000 Principal Amount of CHASEseries Additional Class A(2013-4) Notes

Principal Amount
J.P. Morgan Securities LLC	$235,000,000

Total	$235,000,000

ANNEX I

TIME OF SALE INFORMATION

•	Preliminary Prospectus Supplement, dated as of June 4, 2013.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

•	Class A(2013-4) (REOPEN) Transaction Summary, dated June 5, 2013.

•	Ratings Issuer Free Writing Prospectus, dated June 4, 2013.